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                                                                    Exhibit 99.1


                                                                               1

                          SPSS INC. FIRST QUARTER 2003
                        EARNINGS RELEASE CONFERENCE CALL
                           APRIL 30, 2003, 10:00 A.M.

                              ********************

            The following is a transcript of the above-entitled matter as transcribed from an Internet transmission by Pamela A. Stafford, C.S.R. and Notary Public in the County of Cook and State of Illinois.

                              *********************

      STEVEN: Welcome to the SPSS first quarter 2003 earnings release conference call. This call is being recorded.

            With the exception of historical information, the matters discussed in this conference call include forward-looking statements that involve risk and uncertainties including, but not limited to, market conditions, competition, and other risk indicated in the company's filing with the Securities and Exchange Commission. A full safe-harbor statement is available in the first quarter 2003 press release posted at www.spss.com.
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            At this time I would like to introduce Mr. Jack Noonan, president and chief executive officer; Dr. Edward Hamburg, executive vice president and chief financial officer; and Mr. Douglas Dow, president of corporate development. Please go ahead, gentlemen.

      MR. NOONAN: Thank you, Steven. Good morning, and thanks for joining us to review our first quarter 2003 earnings. I will provide a brief overview of the results and discuss the highlights of the quarter, and Ed will comment on the financials, and then we'll open it up for questions.

            Well, as I said in the press release, we did reasonably well this quarter given that March barely showed up. Like many software companies, we saw last-minute delays in purchase decisions that affected sales of our higher ticket offerings, as well as lower revenues in Japan and the United Kingdom at a time when their fiscal years end and contributions are most important.

            Yet our profitability in this
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quarter noticeably improved. We recorded another quarter of both positive cash flow from operations and increased net cash position. We expanded our access to capital by completing a four-year credit facility with Foothill Capital Corporation providing the company with a borrowing capacity of $25 million.

            As stated or our last quarterly earnings conference call, our focus in 2003 is on business execution. Our concentration is on delivering high value predictive analytic technology while managing expenses. Our first quarter 2003 results show solid progress toward these goals.

            Our company's greatest strengths continue to be the diversity of our product offerings, the breadth of our customer base, and the number of geographies in which we sell.

            We continue to see marketplace interest in our core software products and predictive analysis applications. We saw continued market adoption of our NetGenesis
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web analytics application during the first quarter.

            Several commercial organizations selected NetGenesis to better understand their organization's website activity and improve the effectiveness of their on-line content. Notable (Inaudible) included Seagate Technology, a North American hard disk storage provider, a major Japanese auto maker, and Yell.com, a U.K.-based organization that will use the technology in an application service provider model.

            Additionally, several weeks ago we announced the general availability of NetGenesis 6.0, a major new release of the application. We are pleased to report that a number of long-time customers have already begun migrating to this new version. This is an encouraging sign for future sales.

            The first quarter also saw increased data mining technology adoption by wireless telecommunications firms in the Asia Pacific region. In China, three companies selected our Clementine data mining platform
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to better understand and predict customer behavior for improved offer targeting, credit risk assessment, and profitability improvement. Market leading Japanese mobile telecommunications provider MTT Delcano (Phonetic) also selected our data mining software in efforts to improve customer relationships.

            We are pleased to complete sales of our integrated data and text mining solution to several Japanese customers, including Pitness (Phonetic), a Tokyo-based health club chain. These organizations are using our integrated technology to analyze both structured transactional data and unstructured text data to gain a more complete understanding of customer characteristics and behaviors.

            Data mining software continues to be adopted by state and local government agencies for use in detecting and preventing Medicaid fraud and abuse. Total national health care expenditures were $1.4 trillion in 2001. The National Health Care Anti-fraud
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Association estimates annual losses to fraud for the health care industry to be between 3 and 10 percent of total health care revenues. Government agencies are increasingly deploying predictive analysis technologies to prevent these significant losses and save substantial taxpayer dollars.

            There is some recent software industry trends that have implications for SPSS. In particular, there's been a noticeable decline in the spending of operational software such as systems for enterprise resource planning or customer relationship management. At recent meetings with customers and prospects I've learned why.

            Organizations are struggling to get additional value from their existing sizable investments in this software technology. Surveys of information technology buying preferences also suggest that executives are planning to redirect spending to areas that will leverage what they've built to perform more effectively.
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            SPSS is in an excellent position to capitalize on such a shift in IT spending priorities. Our customers are already extracting and leveraging this additional value. But our challenge at SPSS is to demonstrate to more people that what we provide yields measurable returns on investment. These returns can be achieved in months, not years, and at a cost that can be continually justified by the benefits shown in higher revenues, reduced costs, and improved outcomes.

            Again, we are encouraged by the company's performance in the first quarter and maintain a guarded confidence about our ongoing performance this year.

            As shown this quarter, we have leveraged our core products business, our past strategic investments, and our diverse customer base to create a solid foundation to execute 2003 and beyond.

            Long-terms, we have a very clear goal: Make SPSS a dominant supplier of predictive analytic solutions. It's now time
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to turn the call over to Ed Hamburg, our CFO, for comments on the financial results of first quarter 2003, and then we'll open it up for questions. Dr. Hamburg.

      DR. HAMBURG: Thank you, Mr. Noonan. My comments this morning will closely track to the press release. And for those of you who wish to follow along, I'm kind of starting my comments around Page 3.

            As you'll see, this press release has our revenues broken out in three new categories, or they're categories that are new to us, but quite common in the software industry.

            So we'll be displaying our revenues going forward as license, maintenance, and services revenues. And to help people rebuild models, next week we'll have second and third and fourth quarter of 2002 restatements of -- revenue restatements available for you to go to work in this regard.

            Rebuilding models with these three categories should be actually much
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easier than working with the original four categories of analytical solutions, market research, statistics, and showcase, because one of the benefits of going to the three categories as opposed to the four is that not only are they more common -- not only are they common to other enterprise software companies, but I believe that we'll be spending less time talking about accounting and more time talking about the business because given the introduction of SAB 101, the deferral schemes have really moved around -- have really affected the four-category distribution and has made discussions of our performance within these categories quite complicated.

            Within the new category structure, the deferral scheme primarily affects the maintenance line. And so the fact they are contained primarily in that category will make overall discussion of the business much easier.

            Before proceeding I also want to fix an error in the supplemental table in
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the press release that showed the distribution of revenues in the original categories or the four prior categories. Statistics revenues in Q-l, 2003 were 18 million 876, 18 million 876, or an 11 percent decline from the 21,300,000 in Q-l, 2002.

            In the discussion that we have in the press release on revenues, you'll see that there's quite a departure between the supplemental -- the suggestions of performance in the supplemental tables and what's talked about in this discussion.

            In the press release discussions I'm really referring to organic change in these revenue results. And by that I'm talking about excluding exchange and deferral effects.

            So this is -- I'm attempting here to speak to actual changes in the business as opposed to those that would be due to currency or accounting adjustments.

            The key factor to take away on new license revenues is again the impact on high-ticket sales. Many of them just -- just
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got pushed out and didn't happen in the quarter. There were a couple of predictive marketing deals that got pushed out, Clementine sales were down, new shake -- new Showcase sales and licenses were delayed.

            There was observed in the quarter what I refer to as the six-figure divide. Anything that was six figure and above tended to get complicated in the latter part of March. And anything below tended to kind of move ahead pretty easily.

            We did see reasonable growth at the low end, primarily with the statistical analysis tools. And I think the press release discusses the fact that -- the very successes we did have with some of our higher priced offerings.

            Maintenance revenues were up. This has been a trend that we've been seeing for the past few years. In general, we've just had very good responses to the latest releases of software that we've produced. And in particular, we've had a very good response to the latest release of the SPSS
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statistical product line.

            Moving -- I'm now at around Page 6 in my financial commentary. The key focus that we had from a financial standpoint in the quarter was to examine why we were down 4 percent our internal rate of change, because it was important that we understand -- as I outlined in the press release, it was important that we understand how much of it was due to delays, how much of it was due to kind of longer-term economic problems that would persist for the rest of the year, and how much of it was related to problems of execution. Really kinks that still need to be worked out related to the reorganization of the field operations beginning in the middle part of last year.

            When we said there's about two-thirds, in answer to the question how much stuff got pushed out, I'd say about a million and a half, a million and a half to $2 million worth of deals got pushed out into -- from the first quarter. Are they going to occur in the second quarter? I
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don't know. Some will, some won't. Some will continue to gestate over the next few months. But I think it's important to note that none went away.

            We were particularly pleased to see the fact that our hard work from last year in reducing expenses was really -- was really apparent in the operating results. We'll continue to see the cost structure leveraged towards continued operating margin improvement.

            Currency is neither helping or hurting. The currency -- the weaker dollar has made our revenues a bit higher, made our expenses a bit higher, and the EPS effect is negligible.

            Just going through the table of detailed comments that appear on Page 7 of the release, I'll point out that there was a decrease of about $2 million in cost of license and maintenance revenues, primarily because we just -- the decline in revenues of cost to goods, lower (Inaudible) royalties because of the lower Showcase new sales,
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positive adjustments in both the physical inventory, et cetera. You'd see that in the sales and marketing line the results of the reorganization of the field.

            The R & D costs actually make more sense when you compare them to the spend rate that you see in Q-4 of last year. In Q-4 they were at 10.2. So the 10.9 that you see for the fourth quarter is almost entirely due to reduced outside consultants used and less amounts of R & D capitalized.

            I want to point out so that everyone can see that there are no special GNA charges in Q-l of this year. Perhaps it's a trend.

            We were most pleased with the improvement in the cash position. Increased to 23 million from just under 16 in December. A lot of it was due to the fact that our first EBITDA in the first quarter was about $ 7 million. And there was no magic performed here. We reduced accounts -- we collected on our accounts receivable, we kept the revenues up, cut operating expenses, cut capital
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costs, and we didn't buy any companies. So when you do these kinds of things, it
-- things are supposed to work this way.

            Capitalize software, so I'm now more or less on Page 8. If Andy Showpek (Phonetic) is on the phone, we capitalized about a million and a half dollars on -- of R & D expense, and we amortized about a million 3.

            Current liabilities were reduced significantly in the quarter as we essentially worked through a lot of the accrued liabilities from the acquisitions from last year and as well as accrued rents from some of our reduced facilities initiatives in the second half of last year. Brought staff down to 1,255. At the end of March, 229 sales representatives, about 190 of them carried quotas.

            Concluding with the outlook, I really don't see evidence yet to suggest a change in our annual guidance. We really do need to see how much of the business comes back in the second, and that will give us a
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bit more solid ground to be able to outlook the remaining part of 2003.

            What is pretty clear, however, is that we're very much on track on the earnings number, and that the lower cost base gives us a bit more comfort should we not see revenues in the -- at the top end of the range.

            On Page 9 of the release my -- I originally envisioned a far simpler presentation that showed how we were progressing against our primary goals for 2003 and of course long-term to 2006. And this is -- the goals were related to revenue for employee, our earnings before interest, taxes, depreciation, amortization, and operating income.

            The Securities and Exchange Commission has stated that one has to reconcile all non-GAAP concepts such as EBITDA. And of course if we're going to show -- if we're going to speak to operating income, we need to speak to it as it relates to adjusting for the various nonrecurring
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expenses we had last year.

            So amidst all these numbers should be the fact that we didn't lose any ground on revenue per employee, that we did gain ground on EBITDA which in this case would be showing up in the adjusted EBITDA line.

            We're looking -- if we do numbers in 2003 we should do EBITDA in the range of 16 to 18 percent, and trailing 12 months, bring in a Q-l, 2003, we're already making some improvement from 2002 in this regard. And the same trend is apparent with operating income. That we're looking -- if we do numbers in 2003, we'll do between 8 and 10 percent operating margins. We're already improving upon the 5 percent we saw in 2002, and I think that this bodes well.

            The final goal that we establish for ourself is to improve cash on an annual basis, and this of course will be evaluated annually. But I think there's little question that with Q-l we're off to a good start. With that, I'll turn is back to
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Jack.

      MR. NOONAN: Okay, good. All right, Steven. I think it's time to open the call up for questions.

      STEVEN: Very good, Mr. Noonan. Thank you. The question-and-answer session will be conducted electronically today. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone. If you are using a speaker phone today, please make sure that your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal us, and we'll take as many questions as time permits.

            Once again, please press Star 1 on your touch-tone telephone to ask a question. We will take our first question today from Robert Mattson with Janey, Montgomery & Scott.

      MR. MATTSON: Good morning.

      MR. NOONAN: Good morning, Robert.

      MR. MATTSON: Question. You
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talked about the slowdown. You talked about March, you know, was barely there.
Could you kind of break that apart for us in terms of was there a particular distribution between the product lines? You mentioned a little bit the geography; if you could elaborate on that. So kind of where you saw it, or was it just flat-out across-the-board bad?

      DR. HAMBURG: Robert, it's Ed. The product lines it affected again were any of the higher-priced stuff. So --

      MR. MATTSON: Analytic solutions and so forth?

      DR. HAMBURG: Yeah. It would be in the -- in our prior analytical solutions category. OEM deals, we got a little OEM revenue, but nothing new in this quarter.

            So you got predictive marketing, Clementine, NetGenesis, (Inaudible) Showcase. So anything that's -- anything that's priced that has a normal price tag of 100 grand or more.

      MR. MATTSON: So it was pretty -- literally, like you said, it was across the
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dollar. And consistent across the geographies?

      DR. HAMBURG: Yeah. And geographically it was spread pretty evenly. There was no positive spot geographically except for maybe France.

      MR. MATTSON: In the same vein, was there a difference in pricing pressure, or was it people just didn't want to do a deal, and it really wasn't a matter of pricing; or were they trying to put the squeeze to you in the tough quarter?

      DR. HAMBURG: We have not -- we have not seen pricing pressure in a very long time.

      MR. MATTSON: Okay.

      DR. HAMBURG: Discounting would not have changed anything in this regard.

      MR. MATTSON: Now, the AOL, I know in the past you mentioned about pricing. How's that going?

      DR. HAMBURG: It has been stable for the last nine months.

      MR. MATTSON: Okay. You've done
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the sales reorganization. You mentioned there's still -- a few keys to work through. Could you walk through, you know, as a result of the organization, has there been a change in the composition of the pipeline? And what I'm thinking of is, you know, maybe the deal sizes or the shape of the deals or sales cycle. So as you look at it, is it pretty much consistent, and you're just getting a better efficiency out of the sales force?

      MR. NOONAN: This is Jack. The pipeline has increased in size and in quality throughout this quarter. The pipeline has also shifted from areas like Showcase as a percentage. We've gone up in the area of predictive marketing. We've gone up in the area of NetGenesis. So in the areas -- and up in data mining. So the areas where we've been focusing are new technologies. A pipeline has been growing, and it has been improved in quality we believe.

      MR. MATTSON: Is this because of the sales force, or is it just a larger environment? You know, what is it about the
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sales force that's shifting towards the predictives. (Inaudible) Showcase makes a little sense by itself, but I was just wondering is there something about the sales force that's shifting it to predictive technologies, or is it just because that's where the solution selling is going on?

      MR. NOONAN: It's where the solution selling is going on, but we're training the hell out of them. We're focusing on this. Okay?

      MR. MATTSON: Okay.

      MR. DOW: Robert, it's Doug. The other thing I'd add is we've improved the marketing along with the training. So I think you got a better educated sales force that understand how the parts and pieces come together of the offerings.

            We've been doing a better job presenting the integrated offering, and that's what's leading them to beef up and get better quality in what they've got in the pipeline.

      MR. NOONAN: And I think they're
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getting the traction from their prospects. That's got to happen at the same time.

      MR. MATTSON: Now, I guess Doug, you bring up a good point. There's been lots of discussion on the sales force. I don't recall -- maybe you did, if you could just kind of hit the highlights. How has the change in the sales force kind of changed how they're supported due to marketing efforts? Or you know, has marketing changed a lot? If you could just kind of hit the high levels on that.

      MR. DOW: Sure. Let me start, and then Jack, feel free to add in. I think that what we've done in the marketing arena is really reconfigured substantially the product marketing function. And we've both brought in new talent and really done a lot of training of the existing talent so that we've got a lot more focused effort behind our key offerings going forward. And Guy Kempson's (Phonetic) been really immeasurable in helping this -- drive this forward.

            The other part, we've got to
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tie it in much more closely with a new set of corporate marketing activities under Matt Cutler. So it's a combination of a lot more training, a lot more programmatic approach to launches. When we go to a launch we have customer references that are in place and ready to be referenceable. That will -- that will do a coordinated, if you will, sort of aerial campaign that Matt will launch from a PR and industry analyst standpoint.

            So I think it's bringing the pieces together in a much more coordinated way than we've had in the past.

      MR. MATTSON: How would you contrast that to what you did have in the past? I mean, where would be the big -- is it just the coordination?

      MR. DOW: It's a lot of the coordination, and it's taking the same resources and deploying them. It's fewer arrows, more wood behind each arrow.

      MR. MATTSON: Okay. You mentioned you were going to throw that over to Jack. I don't know if you had any follow-through on
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that.

      MR. NOONAN: No. I think the focus in marketing has been a business-centered focus that focuses on the offerings that we're taking to market. Much work in the competitive intelligence area, and a clear focus on predictive analytics. That's our offering to the market. Everything fits under the umbrella, and they've got a clear position that they're taking all of our technology to market under.

            And it simplified their offering. I believe it's simplified the training process. And I think it simplified the execution process. And that's where we've -- we've been focusing for the last nine months on doing that since the reorganization.

      MR. MATTSON: Now, is part of that -- 1 can't recall. Is it getting us of the sales force out of a tools mentality and trying to sell a vision?

      MR. NOONAN: This is absolutely right.
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      MR. MATTSON: Okay.

      MR. NOONAN: And it's selling a journey to the customer that you start here with your business problem, whether it's retaining customers, finding new ones, keeping them longer, improving outcomes in health care, detecting fraud. They focus on that problem, and the ROI statement is if I can tell you what will happen tomorrow in this problem area, what would you do differently? And that's the ROI.

      MR. MATTSON: Okay.

      MR. NOONAN: Very straightforward.

      MR. MATTSON: I don't want to hog too much time, so I just -- I've got kind of a housekeeping question.

            Ed, when I was looking back at the previous press release for the Q-4, the notes payables listed 8.8 million. On this release the Q-4 is listed at 2 and a half million.

      DR. HAMBURG: Thank you for bringing that up. When we -- there is an unreleased accounting pronouncement that says
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that if you do a refinancing before you file your final -- your final 10 K, the new way of showing that new financing is to take the amount that you are borrowing and that needs to be paid back in the year as a term loan, and that's the note. The remainder goes down into long-term liabilities.

            So what we did was map the current structure with Foothill to the -- to $8.5 million of the note that we borrowed from American National Bank. So essentially that $8.5 million note was 8.8, but 300,000 was from borrowings overseas. So 8.5 of that note was divided into 2 and a half million that you see in the note payable now.

      MR. MATTSON: Uh-huh.

      DR. HAMBURG: And 6 went into long-term liabilities.

      MR. MATTSON: So the other noncurrent?

      DR. HAMBURG: Yes.

      MR. MATTSON: Okay. Okay. I was just wondering whether I was going blind or senile over here.
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      DR. HAMBURG: I can't speak to those, but I hope I've explained the other.

      MR. MATTSON: Thanks a lot, Ed. One last question. Hold on. I've got to get out my model here. Obviously you're breaking out the revenues differently. So I guess on a aggregate, so kind of a total revenue you're not providing guidance for the quarter, but you are for the year.

            How should we look at this trending for the year? Obviously, there's some closure rate discussions. So kind of what's your latest thought on how we should be trending this throughout the year on the top line?

      DR. HAMBURG: New license revenue should be increasing at -- literally over the next few quarters. Now, it may -- it may, depending on how strong Q-3 is with the federal government. Sometimes we've seen a pattern where you get some equivalents between Q-3 and Q-4 in this category. But it should trend up.

            Maintenance, because it's
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spread should be relatively constant. And services is still -- there's a large training component in that service number, and that's pretty consistent. So the rest of it kind of get kicked around depending upon how much consulting is related to the new license sales.

            So I would say the services number in someways is probably the one that's most prone for error as one looks on the -- you know, when one is doing predictions going out. I think once you have the historical financials from last year it will be a lot easier to build that model though.

      MR. MATTSON: Okay. Just to have one last quarter on discussion by group, what you're saying then on the service thing, should be -- on the service in the training should be conceptualizing that Showcase will be flat to down and that there's no pickup here. And that the license revenue should be coming predominantly out of analytic solutions with stats and MR somewhat being a
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wild card?

      DR. HAMBURG: Well, I think that that's overall a reasonable way to look at it. But we still have a very descent Showcase pipeline. And I'm not quite sure that I would make any conclusions based on what we saw in the first quarter on what's going to happen with those Showcase products.

            Because we don't see -- it's not like the pipeline is drawn -- dried up and we're not seeing activity here. What we're seeing, however, is that we have more -- we used to have an entire sales force focused on Showcase products. Now these guys are selling, you know, a lot more of what we offer. And so some of the initial decline was anticipated just because we don't have the focus on the specific product line that we used to.

            It then got further complicated by the fact that it's probably the one that gets -- among the ones that get most affected when you have the situation like we had in March. So I'm not sure that I
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would make a conclusion yet on that topic.

      MR. MATTSON: Okay. Great. Thank a lot.

      STEVEN: And we'll move next to Pat Snell with Robert W. Bahr.

      MR. NOONAN: Hi, Pat.

      MR. LEAVEN: Hi, guys. This is Dan Leaven for Pat.

      DR. HAMBURG: Hi, Dan.

      MR. LEAVEN: Hey, great. I know that you guys talked a lot about March being weak. What are you seeing so far in April? Has that reversed at all or has it been a typical first month of a quarter?

      DR. HAMBURG: It's been a little bit better than a typical first month, but I wouldn't use the reverse word. Now we're -- it's not definitive.

      MR. LEAVEN: Okay, great. And were there any deals on the Siebel products this quarter?

      MR. NOONAN: There were not.

      MR. LEAVEN: Okay. What's the latest with that relationship in the pipeline
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there? IS there still a pipeline, just couldn't -- you know, those were the type of deals that got delayed?

      MR. NOONAN: Those were the -- these are the exact deals that got delayed. This is Jack. And also, we have -- the pipeline has grown throughout the quarter internally.

            But I think the most significant change in the pipeline is the pipeline we have through partners. And that pipeline has grown substantially. Early in its cycle, but we have partners now that are out -- there are partners that have installed Siebel historically. They have a customer base. They are getting up to speed on our technology, and they're pretty excited about their opportunity to sell our technology back into customers that they've established a good relationship with. So it's guys like Extraprise.

      MR. LEAVEN: Okay, great. Now, one of the things you guys had mentioned in the press release is that you're seeing some
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demand of NetGenesis on an AST basis. Could you kind of walk us through what those deals look like and kind of what the pipeline looks there in terms of, you know, lengths of contract, typical deal sizes, and what your outlook is on that business?

      DR. HAMBURG: We don't have a -- it's Ed. We don't have a lot of data yet on this. The number of opportunities that fit in the AST category for NetGenesis is like a half a dozen. We've done two or three --

      MR. NOONAN: Three.

      DR. HAMBURG: -- up to this point. They tend to -- you know, they involve monthly licenses of access to NetGenesis, and we host it. So it really goes -- it's an appeal to firms that don't want to deal with the infrastructure that's required to run -- to run an industrial strength piece of software like NetGenesis. They want the benefits of it, but they don't want to bear the infrastructural costs of doing it.

            It's a little early to say whether or not this is a -- like a bona fide
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trend, but there's no question that we have people that are interested in this.
And we're going to watch this one.

      MR. NOONAN: Yeah, this is Jack. Where it's become interesting or important to our customers to look at an AST environment rather than bringing this stuff in is when they're hosting their website off -- when they're having their website hosted. So it's they've already said this is not a core competency. This is a capability I need. And why would I have my analytics in-house if I'm hosting my site off-site?

            So that's where we see the opportunity. And this is one where the thing gets priced with a combination of what the software would cost over a period of time and what it costs us trio host the thing. And there's some efficiencies when you start doing numbers that will bring the cost down. But this is -- it's just another way of structuring a deal over a period of time rather than up front.

      DR. HAMBURG: And just to give an
idea on that pricing, we wouldn't do an AST deal for less than something like 10,000 a month.

      MR. LEAVEN: Okay, great. Now the analytical solutions, you had a good performance there, even though we're going to stop talking about the break-out that way. What -- you know, what was that attributable to? Was that on a license basis, or what was the, you know, real driver behind that?

      MR. NOONAN: Yeah. This is -- it's deferral. If I can put together the discussion, it didn't do well in that category. In that -- in reality, it didn't do well. And this is the -- this is the joy of deferral schemes is that deferrals work for you, they make you look good when you're not doing well, and they make you look bad when you are doing well, because deferral schemes have -- when you're doing well, you're deferring more out than you've taken in from the past.

            So this is why I'm kind of looking forward to not speaking within these categories because they can confound the story as much as they illucidate. So Dan, what -- I think what you're seeing in the supplementals is the effects -- the differential effects of deferrals having a positive -- a false positive reading on analytical solutions in market research and a false negative on stats.

      MR. LEAVEN: Okay, great. And the government vertical, there was comments about that. What did you see in March from that vertical because we've heard from some other vendors that things really tightened up there.

      MR. NOONAN: This is Jack. When you look at government, we focus on both state and local and federal. And our success is -- predominantly for this last quarter is in the state and local governments. And so we're -- we have not seen money freely flowing out of the hill, but what we've seen is reasonable, continued, solid deals out of state and local governments. They also tend to be smaller.

      MR. DOW: Let me just elaborate a little bit on that on the federal side. When you go to war, a lot of key people that you were dealing with disappear for a period of time.

      MR. NOONAN: And that did happen.

      MR. DOW: And that definitely happened.

      MR. LEAVEN: Okay, great. One last question, and I'll get off. Ed, if you've got the rough data, what are the sequential comparisons for the license service and maintenance revenue?

      DR. HAMBURG: I don't have it here, and that's why we're going to need a few days, and we'll post it.

      MR. LEAVEN: Okay, great. Thanks, guys.

      STEVEN: Before taking our next question I would like to remind our audience that you may signal a question or a comment by pressing the star or asterisk key followed by the number 1 on your touch-tone telephone. Star 1, please, to signal. We will take our next question. This from Patrick Walravens with JMP Securities.

      MR. WALRAVENS: Hi. Can you gentlemen break out for us -- I don't know if you usually do this -- but your license revenue by geography?

      DR. HAMBURG: I can give you a rough idea.

      MR. WALRAVENS: Okay.

      DR. HAMBURG: Normally in the first quarter it tends to be -- the first quarter tends to be the largest presence of international revenues. And this is because it's the end of fiscal year for the U.K. and Japan.

            Where normally license revenues -- I'll give it to you first in general. Normally I would say that license revenue would be 50 percent in the -- in North America, 35 percent in Europe, and 15 percent in the Pac Rim. Until Q-l my guess is that the European and Asian presence is higher than that.

      MR. WALRAVENS: Okay. And then do
you break out your direct versus your indirect?

      DR. HAMBURG: We have -- we do very little in terms of what we call bona fide indirect distribution. So 98 percent of the revenues of the company are direct.

      MR. WALRAVENS: Okay. And then what impact is homeland security spending going to have on you?

      MR. NOONAN: This is Jack. A lot of talk, not much on revenue so far. And I think if you talk to most of the folks in the software space that have made any kind of a push there they'll all tell you the same thing. Lots of excitement, lots of potential dollars, not much revenue in the short run.

            We -- our software is used in many cases today that you would put in the homeland security bucket. We have not -- there were none on the pipeline for this quarter to close. We had a couple in the fourth quarter that were set up that were large opportunities that were actually pulled back by the federal government, and they're expected to be reissued sometime in the future. And these two deals that we are looking at were both through partners, and we were a sub for those. So a lot of talk, not much action, bottom line.

      MR. WALRAVENS: Okay. Do you have any sense of when spending starts?

      MR. NOONAN: No. But I -- if there's going to be spending start, the kind of time that makes sense is the third quarter, right? That's the end of fiscal year, and that's when people get lined up because the budget ends and a new one starts. So that's usually the time when you get your arms around some spending that's been delayed. And clearly the spending in this area has been delayed.

      MR. WALRAVENS: Great. Thanks very much.

      DR. HAMBURG: Let me just come back and -- on the question of indirect distribution. I keep forgetting that a lot of people refer to when we -- and when you have distributors overseas, that they put that in the indirect distribution category.

            If you include the international distributors and franchises that we have overseas in various smaller countries, about 10 to 12 percent of our revenues are through indirect distribution.

      MR. WALRAVENS: Okay.

      STEVEN: And I would like to remind our audience as a final prompting, if you do have a question or comment for our presenters, please signal at this time by pressing Star 1, and we'll pause for just one moment to give all an opportunity to signal.

                                  (Brief Pause)

      STEVEN: Gentlemen, Mr. Noonan, I show that there are no further questions in the queue, and I would like to return it to you for your additional or closing remarks, please.

      MR. NOONAN: Thanks, Steven. And I just thank everybody for spending the time to hear about SPSS and our first quarter results.

      STEVEN: This does conclude today's

SPSS first quarter 2003 earnings release conference call. We do thank you for your participation, and I hope that everyone has a wonderful afternoon.

                                              (End of Transmission)

      PAMELA A. STAFFORD, being first duly sworn on oath says that she is a court reporter doing business in the City of Chicago and that she transcribed an Internet transmission, and that the foregoing is a true and correct transcript of said Internet transmission to the best of her ability.







                                        /s/ Pamela A Stafford
                                        ------------------------------------
                                        Certified Shorthand Reporter



SUBSCRIBED AND SWORN TO

before me this       1       day
               -------------

of         May             , 2003.
   ------------------------


/s/   James R. Marchand
------------------------------------
          Notary Public